CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 28, 2013 on the financial statements of The Integrity Funds, comprising the Williston Basin/Mid-North America Stock Fund, Integrity Growth & Income Fund, Integrity High Income Fund and Integrity Dividend Harvest Fund as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Integrity Funds' Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 30, 2013